Exhibit 99.1

Alliant Energy Corporation
Corporate Headquarters
4902 North Biltmore Lane
Suite 1000
Madison, WI 53718-2148
www.alliantenergy.com
News Release

FOR IMMEDIATE RELEASE	Media Contact:	Scott Reigstad (608) 458-3145
	Investor Relations:	Susan Gille (608) 458-3956

ALLIANT ENERGY ANNOUNCES YEAR-END 2013 RESULTS
Affirms 2014 earnings guidance and provides an update to forecasted 2014 - 2017 capital expenditures

MADISON, Wis. - February 25, 2014 - Alliant Energy Corporation (NYSE: LNT) today announced U.S. generally accepted accounting principles (GAAP) and non-GAAP consolidated earnings per share (EPS) from continuing operations for 2013 and 2012 as follows:

	Adjusted (non-GAAP) EPS from Continuing Operations		GAAP EPS from Continuing Operations
	2013	2012	2013	2012
Utilities and Corporate Services	$3.24	$2.87	$3.22	$2.75
Non-regulated and Parent	0.07	0.18	0.07	0.18
Alliant Energy Consolidated	$3.31	$3.05	$3.29	$2.93

“2013 was a good year for Alliant Energy, both financially and operationally,” said Patricia Kampling, Alliant Energy Chairman, President and CEO. “Financially, non-GAAP weather-normalized earnings increased 7 percent over 2012, at the top end of our projected long-term growth rate of 5 to 7 percent. And operationally, we remain focused on our mission to safely deliver reliable power, and exceptional customer service, even during the extreme weather conditions we have been experiencing.”

Utilities and Corporate Services - Alliant Energy’s Utilities and Alliant Energy Corporate Services, Inc. (Corporate Services) operations generated $3.24 per share of non-GAAP EPS from continuing operations in 2013, which was $0.37 per share higher than 2012. The primary drivers of higher EPS in 2013 when compared to 2012 were lower capacity charges, higher revenue requirement adjustment related to tax benefits at IPL, higher weather-normalized retail electric and gas sales, and lower energy conservation expenses. These positive EPS drivers were partially offset by higher depreciation expense, higher generation and distribution expenses, and higher transmission expense. The weather impact on electric and gas sales for the year was $0.17 per share and $0.12 per share in 2013 and 2012, respectively.

Non-regulated and Parent - Alliant Energy’s non-regulated and parent operations generated $0.07 per share of non-GAAP EPS from continuing operations in 2013, which was $0.11 per share lower than 2012. The primary drivers of non-regulated and parent year-over-year results were the anticipated losses related to the Franklin County wind project and lower sales at the Transportation business.

Earnings Adjustments - 2013 non-GAAP EPS excludes net losses of $0.02 per share from adjustments consisting of charges associated with preferred stock redemptions at IPL and WPL, and a regulatory-related credit at IPL related to its Whispering Willow - East wind project due to a December 2013 Minnesota Public Utilities Commission (MPUC) order. 2012 non-GAAP EPS excludes net losses of $0.12 per share from adjustments consisting of increased tax obligations at the utilities due to state tax apportionment changes as a result of Alliant Energy’s sale of the remainder of its RMT, Inc. business and regulatory-related credits. Non-GAAP adjustments, which relate to material charges or income that are not normally associated with ongoing operations, are provided as a supplement to results reported in accordance with GAAP. Refer to page 6 of this document for additional details of the earnings adjustments for 2013 and 2012.

Details regarding GAAP EPS from continuing operations variances between 2013 and 2012 for Alliant Energy’s operations are as follows:

	Total Year GAAP EPS
	2013	2012	Variance
Utilities and Corporate Services	$3.22	$2.75	$0.47
Non-regulated and Parent	0.07	0.18	(0.11)
Alliant Energy Consolidated	$3.29	$2.93	$0.36

	2013	2012	Variance
Utilities and Corporate Services:
Lower capacity charges related to Riverside purchased power agreement	$—	($0.32)	$0.32
Higher depreciation expense (primarily related to the purchase of Riverside)			(0.17)
Non-recurring state income tax impacts in 2012	—	(0.14)	0.14
Higher generation and distribution operation and maintenance expenses			(0.14)
Revenue requirement adjustment related to tax benefits at IPL	0.13	—	0.13
Higher estimated weather-normalized retail electric and gas sales			0.13
Lower energy conservation cost recovery amortizations at WPL			0.11
Higher electric transmission service expense, net of recoveries			(0.08)
Lower income tax expense at IPL due to Iowa rate-making practices			0.06
Higher performance-based compensation expense	(0.21)	(0.15)	(0.06)
Charges associated with preferred stock redemptions at IPL and WPL in 2013	(0.06)	—	(0.06)
Estimated weather impact on electric and gas sales	0.17	0.12	0.05
Other			0.04
Total Utilities and Corporate Services			$0.47
Non-regulated and Parent:
Franklin County wind project	($0.04)	$—	($0.04)
Transportation business	0.12	0.14	(0.02)
Other (includes lower interest income at Parent)			(0.05)
Total Non-regulated and Parent			($0.11)

“Our non-GAAP weather-normalized 2013 results were in-line with the guidance we released in the fourth quarter of 2012,” said Patricia Kampling. “Higher than expected weather-normalized retail sales and IPL tax benefits enabled us to increase generation and distribution operation and maintenance expenses to enhance reliability of our system.”

Non-recurring state income tax impacts in 2012 - Alliant Energy utilizes state apportionment projections to record its deferred tax assets and liabilities for each reporting period. These state apportionment projections are significantly impacted by the estimated amount of revenues expected in the future from each state jurisdiction for Alliant Energy’s consolidated tax group, including both its regulated and non-regulated operations. The forecasted amount of revenues from each state jurisdiction for Alliant Energy’s consolidated tax group changed in the first quarter of 2012. This resulted from the announced sale of the RMT business. The change in the state apportionment projections resulted in non-recurring state income tax charges of $15 million ($8 million at IPL and $7 million at WPL), or $0.14 per share in the first quarter of 2012.

Revenue requirement adjustment related to tax benefits at IPL - In February 2013, the Iowa Utilities Board (IUB) issued an order allowing IPL to recognize a revenue requirement adjustment related to certain tax benefits from tax accounting method changes. In 2013, the revenue requirement adjustment resulted in increased earnings of $0.13 per share.

Lower income tax expense at IPL due to Iowa rate-making practices - In 2012, the Internal Revenue Service audit to review the change in accounting method for allocation of mixed service costs and repairs expenditures was completed. Prior to 2012, tax expense and benefits related to mixed service costs and repairs book to tax differences were recorded in the tax benefit rider regulatory liability. Upon completion of the IRS audit, the tax expenses and benefits related to mixed service costs and repairs began flowing through the income statement in 2012 pursuant to Iowa rate-making practices. The impact of the changes in income tax impacts at IPL due to Iowa rate-making practices associated with mixed service and repairs projects resulted in a positive year-over-year variance of $0.06 per share.

2014 Earnings Guidance

Alliant Energy is affirming its 2014 earnings per share guidance as follows:

Utilities and Corporate Services	$3.20 - $3.40
Non-regulated and Parent	0.05 - 0.15
Alliant Energy Consolidated	$3.25 - $3.55

Drivers for Alliant Energy’s 2014 earnings guidance include, but are not limited to:

•	Appropriate regulatory outcomes to allow IPL the ability to earn its authorized rate of return

•	Ability of WPL to earn its authorized rate of return

•	Stable economy and resulting implications on utility sales

•	Normal weather and operating conditions in its utility service territories

•	Continuing cost controls and operational efficiencies

•	Execution of IPL’s and WPL’s capital expenditure plans

•	Consolidated effective tax rate of 16%

The 2014 earnings guidance does not include the impacts of any non-cash valuation adjustments, regulatory-related charges or credits, reorganizations or restructurings, discontinued operations, future changes in laws or regulations, adjustments made to deferred tax assets and liabilities from valuation allowances and organizational structure changes, pending lawsuits and disputes, federal and state income tax audits and other Internal Revenue Service proceedings or changes in GAAP and tax methods of accounting that may impact the reported results of Alliant Energy.

“In 2014, we expect to see the earnings benefit of increasing IPL and WPL rate base and AFUDC resulting from utility investments,” said Kampling. “These increased earnings are expected to have little impact on base rates charged to customers since they are offset by lower purchased power capacity expense and lower pension expense.”

Projected Capital Expenditures

Alliant Energy has updated its projected capital expenditures for 2014 through 2017 by removing transmission network upgrade capital expenditures since Alliant Energy anticipates ITC will elect the self-funding option for these projects. Updated projected capital expenditures are as follows (in millions):

	2014	2015	2016	2017
Utility business (a):
Marshalltown Generating Station	$185	$280	$190	$20
WPL generation investment	—	—	45	245
Generation performance improvements	70	25	45	35
Environmental compliance	185	145	140	65
Electric and gas distribution systems	315	320	315	295
Other utility capital expenditures	125	140	120	95
Total utility business	880	910	855	755
Corporate Services (b)	55	35	20	20
Other non-utility capital expenditures (b)	10	5	5	5
	$945	$950	$880	$780

(a)	Cost estimates represent Alliant Energy’s estimated portion of total escalated construction expenditures and exclude allowance for funds used during construction (AFUDC), if applicable.

(b)	Cost estimates represent total escalated construction expenditures and exclude capitalized interest.

Earnings Conference Call

A conference call to review the 2013 results is scheduled for Tuesday, February 25th at 9:00 a.m. central time. Alliant Energy Chairman, President and Chief Executive Officer Patricia Kampling and Senior Vice President and Chief Financial Officer Tom Hanson will host the call. The conference call is open to the public and can be accessed in two ways. Interested parties may listen to the call by dialing 888-221-9591 (United States or Canada) or 913-312-1434 (International), passcode 8244179. Interested parties may also listen to a webcast at www.alliantenergy.com/investors. In conjunction with the information in this earnings announcement and the conference call, Alliant Energy posted supplemental materials on its website. A replay of the call will be available through March 4, 2014, at 888-203-1112 (United States or Canada) or 719-457-0820 (International), passcode 8244179. An archive of the webcast will be available on the Company’s Web site at www.alliantenergy.com/investors for 12 months.

Alliant Energy is the parent company of two public utility companies - Interstate Power and Light Company and Wisconsin Power and Light Company - and of Alliant Energy Resources, LLC, the parent company of Alliant Energy’s non-regulated operations. Alliant Energy is an energy-services provider with utility subsidiaries serving approximately 1 million electric and 418,000 natural gas customers. Providing its customers in the Midwest with regulated electricity and natural gas service is the Company’s primary focus. Alliant Energy, headquartered in Madison, Wis., is a Fortune 1000 company traded on the New York Stock Exchange under the symbol LNT. For more information, visit the Company’s Web site at www.alliantenergy.com.

This press release includes forward-looking statements. These forward-looking statements can be identified as such because the statements include words such as “expect,” “anticipate,” “plan,” or other words of similar import. Similarly, statements that describe future financial performance or plans or strategies are forward-looking statements. Such forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. Actual results could be materially affected by the following factors, among others:

•	federal and state regulatory or governmental actions, including the impact of energy, tax, financial and health care legislation, and of regulatory agency orders;

•
IPL’s and WPL’s ability to obtain adequate and timely rate relief to allow for, among other things, the recovery of operating costs, fuel costs, transmission costs, deferred expenditures, capital expenditures, and remaining costs related to generating units that may be permanently closed, earning their authorized rates of return, and the payments to their parent of expected levels of dividends;

•	the ability to continue cost controls and operational efficiencies;

•	the impact of WPL’s retail electric and gas base rate freeze in Wisconsin through 2014;

•	weather effects on results of utility operations including impacts of temperature changes in IPL’s and WPL’s service territories on customers’ demand for electricity and gas;

•	the impact of the economy in IPL’s and WPL’s service territories and the resulting impacts on sales volumes, margins and the ability to collect unpaid bills;

•	the impact of energy efficiency, franchise retention and customer owned generation on sales volumes and margins;

•
developments that adversely impact Alliant Energy’s, IPL’s and WPL’s ability to implement their strategic plan, including unanticipated issues with new emission controls equipment for various coal-fired electric generating facilities of IPL and WPL, IPL’s construction of its natural gas-fired electric generating facility in Iowa, WPL’s potential generation investment, Alliant Energy Resources, LLC’s selling price of the electricity output from its Franklin County wind project, the potential decommissioning of certain generating facilities of IPL and WPL, and the proposed sales of IPL’s electric and gas distribution assets in Minnesota;

•
issues related to the availability of generating facilities and the supply and delivery of fuel and purchased electricity and the price thereof, including the ability to recover and to retain the recovery of purchased power, fuel and fuel-related costs through rates in a timely manner;

•	the impact that price changes may have on IPL’s and WPL’s customers’ demand for utility services;

•	the impact of distributed generation, including alternative electric suppliers, in IPL’s and WPL’s service territories on system reliability, operating expenses and customers’ demand for electricity;

•
issues associated with environmental remediation and environmental compliance, including compliance with the Consent Decree between WPL, the Sierra Club and the U.S. Environmental Protection Agency (EPA), future changes in environmental laws and regulations, and litigation associated with environmental requirements;

•	the ability to defend against environmental claims brought by state and federal agencies, such as the EPA, or third parties, such as the Sierra Club;

•	the ability to recover through rates all environmental compliance and remediation costs, including costs for projects put on hold due to uncertainty of future environmental laws and regulations;

•	impacts that storms or natural disasters in IPL’s and WPL’s service territories may have on their operations and recovery of, and rate relief for, costs associated with restoration activities;

•	the direct or indirect effects resulting from terrorist incidents, including physical attacks and cyber attacks, or responses to such incidents;

•
the impact of penalties or third-party claims related to, or in connection with, a failure to maintain the security of personally identifiable information, including associated costs to notify affected persons and to mitigate their information security concerns;

•
impacts of future tax benefits from deductions for repairs expenditures and allocation of mixed service costs and temporary differences from historical tax benefits from such deductions that are included in rates when the differences reverse in future periods;

•	any material post-closing adjustments related to any past asset divestitures, including the sale of RMT, Inc.;

•	continued access to the capital markets on competitive terms and rates, and the actions of credit rating agencies;

•	inflation and interest rates;

•
changes to the creditworthiness of counterparties with which Alliant Energy, IPL and WPL have contractual arrangements, including participants in the energy markets and fuel suppliers and transporters;

•
issues related to electric transmission, including operating in Regional Transmission Organization (RTO) energy and ancillary services markets, the impacts of potential future billing adjustments and cost allocation changes from RTOs and recovery of costs incurred;

•	unplanned outages, transmission constraints or operational issues impacting fossil or renewable generating facilities and risks related to recovery of resulting incremental costs through rates;

•	current or future litigation, regulatory investigations, proceedings or inquiries;

•	Alliant Energy’s ability to sustain its dividend payout ratio goal;

•	employee workforce factors, including changes in key executives, collective bargaining agreements and negotiations, work stoppages or restructurings;

•	access to technological developments;

•	material changes in retirement and benefit plan costs;

•	the impact of performance-based compensation plans accruals;

•	the effect of accounting pronouncements issued periodically by standard-setting bodies;

•	the impact of changes to production tax credits for wind projects;

•	the impact of adjustments made to deferred tax assets and liabilities from state apportionment assumptions;

•	the ability to utilize tax credits and net operating losses generated to date, and those that may be generated in the future, before they expire;

•
the ability to successfully complete tax audits, changes in tax accounting methods, including changes required by new tangible property regulations, and appeals with no material impact on earnings and cash flows; and

•	factors listed in the “2014 Earnings Guidance” sections of this press release.

Without limitation, the expectations with respect to 2014 earnings guidance and 2014 - 2017 capital expenditures guidance in this press release are forward-looking statements and are based in part on certain assumptions made by Alliant Energy, some of which are referred to in the forward-looking statements. Alliant Energy cannot provide any assurance that the assumptions referred to in the forward-looking statements or otherwise are accurate or will prove to be correct. Any assumptions that are inaccurate or do not prove to be correct could have a material adverse effect on Alliant Energy’s ability to achieve the estimates or other targets included in the forward-looking statements. The forward-looking statements included herein are made as of the date hereof and, except as required by law, Alliant Energy undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

Note: Unless otherwise noted, all “per share” references in this release refer to earnings per diluted share.

ALLIANT ENERGY CORPORATION
FULL YEAR EARNINGS SUMMARY (Unaudited)

A summary of Alliant Energy’s 2013 results compared to 2012 results is as follows:

EPS:	GAAP EPS		Adjustments		Non-GAAP EPS
	2013	2012	2013	2012	2013	2012
IPL	$1.57	$1.24	$0.01	$0.08	$1.58	$1.32
WPL	1.59	1.47	0.01	0.04	1.60	1.51
Corporate Services	0.06	0.04	—	—	0.06	0.04
Subtotal for Utilities and Corporate Services	3.22	2.75	0.02	0.12	3.24	2.87
Non-regulated and Parent	0.07	0.18	—	—	0.07	0.18
EPS from continuing operations	3.29	2.93	0.02	0.12	3.31	3.05
EPS from discontinued operations	(0.06)	(0.04)	—	—	(0.06)	(0.04)
Alliant Energy Consolidated	$3.23	$2.89	$0.02	$0.12	$3.25	$3.01

Earnings (in millions):	GAAP Income (Loss)		Adjustments		Non-GAAP Income (Loss)
	2013	2012	2013	2012	2013	2012
IPL	$173.6	$137.6	$1.1	$8.1	$174.7	$145.7
WPL	175.9	162.4	1.0	5.1	176.9	167.5
Corporate Services	7.0	4.8	—	—	7.0	4.8
Subtotal for Utilities and Corporate Services	356.5	304.8	2.1	13.2	358.6	318.0
Non-regulated and Parent	7.7	20.1	—	0.1	7.7	20.2
Total earnings from continuing operations	364.2	324.9	2.1	13.3	366.3	338.2
Loss from discontinued operations	(5.9)	(5.1)	—	—	(5.9)	(5.1)
Alliant Energy Consolidated	$358.3	$319.8	$2.1	$13.3	$360.4	$333.1

Adjusted, or non-GAAP, operating earnings for 2013 and 2012 do not include the following items (after-tax) that were included in the reported GAAP earnings:

	Non-GAAP Income (Loss)
	Adjustments		Non-GAAP EPS
	(in millions)		Adjustments
	2013	2012	2013	2012
Utilities and Corporate Services:
Regulatory-related credit at IPL related to its Whispering Willow - East wind project due to a December 2013 MPUC order	$4.3	$—	$0.04	$—
Charges associated with preferred stock redemptions at IPL and WPL	(6.4)	—	(0.06)	—
Non-recurring state income tax impacts	—	(15.1)	—	(0.14)
Regulatory-related credits from WPL rate case decision	—	1.9	—	0.02
Subtotal for Utilities and Corporate Services	(2.1)	(13.2)	(0.02)	(0.12)
Non-regulated and Parent:
Non-recurring state income tax impacts	—	(0.1)	—	—
Subtotal for Non-regulated and Parent	—	(0.1)	—	—
Alliant Energy Consolidated	($2.1)	($13.3)	($0.02)	($0.12)

ALLIANT ENERGY CORPORATION
FOURTH QUARTER EARNINGS SUMMARY (Unaudited)

A summary of Alliant Energy’s fourth quarter 2013 results compared to fourth quarter 2012 results is as follows:

EPS:	GAAP EPS		Adjustments		Non-GAAP EPS
	2013	2012	2013	2012	2013	2012
IPL	$0.17	$0.20	($0.04)	$—	$0.13	$0.20
WPL	0.34	0.36	—	—	0.34	0.36
Corporate Services	0.02	0.01	—	—	0.02	0.01
Subtotal for Utilities and Corporate Services	0.53	0.57	(0.04)	—	0.49	0.57
Non-regulated and Parent	0.07	0.07	—	—	0.07	0.07
EPS from continuing operations	0.60	0.64	(0.04)	—	0.56	0.64
EPS from discontinued operations	(0.01)	(0.02)	—	—	(0.01)	(0.02)
Alliant Energy Consolidated	$0.59	$0.62	($0.04)	$—	$0.55	$0.62

Earnings (in millions):	GAAP Income (Loss)		Adjustments		Non-GAAP Income (Loss)
	2013	2012	2013	2012	2013	2012
IPL	$18.5	$22.4	($4.3)	$—	$14.2	$22.4
WPL	38.2	40.2	—	—	38.2	40.2
Corporate Services	1.9	1.3	—	—	1.9	1.3
Subtotal for Utilities and Corporate Services	58.6	63.9	(4.3)	—	54.3	63.9
Non-regulated and Parent	7.9	7.2	—	—	7.9	7.2
Total earnings from continuing operations	66.5	71.1	(4.3)	—	62.2	71.1
Loss from discontinued operations	(1.0)	(2.8)	—	—	(1.0)	(2.8)
Alliant Energy Consolidated	$65.5	$68.3	($4.3)	$—	$61.2	$68.3

Details regarding GAAP EPS from continuing operations variances between fourth quarter 2013 and fourth quarter 2012 for Alliant Energy’s operations are as follows:

	2013	2012	Variance
Utilities and Corporate Services:
Estimated weather impact on electric and gas sales	$0.06	($0.02)	$0.08
Higher estimated weather-normalized retail electric and gas sales			0.07
Higher generation and distribution operation and maintenance expenses			(0.06)
Electric tax benefit rider impact at IPL (timing between quarters)	(0.09)	(0.04)	(0.05)
Higher depreciation expense (primarily related to the purchase of Riverside)			(0.04)
Regulatory-related credit at IPL related to its Whispering Willow - East wind project due to a December 2013 MPUC order	0.04	—	0.04
Other			(0.08)
Total Utilities and Corporate Services			($0.04)

Earnings Adjustment - Fourth quarter 2013 non-GAAP EPS excludes income of $0.04 per share resulting from a regulatory-related credit at IPL related to its Whispering Willow - East wind project due to a December 2013 MPUC order. Non-GAAP adjustments, which relate to material charges or income that are not normally associated with ongoing operations, are provided as a supplement to results reported in accordance with GAAP.

ALLIANT ENERGY CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
	(in millions, except per share amounts)
Operating revenues:
Utility:
Electric	$645.6	$589.0	$2,689.0	$2,589.3
Gas	154.3	132.4	464.8	396.3
Other	18.9	17.0	71.3	56.7
Non-regulated	13.8	12.5	51.7	52.2
	832.6	750.9	3,276.8	3,094.5
Operating expenses:
Utility:
Electric production fuel and energy purchases	182.5	161.9	725.0	712.3
Purchased electric capacity	49.2	55.3	216.8	271.5
Electric transmission service	104.5	85.6	418.3	341.3
Cost of gas sold	95.5	76.1	276.7	217.2
Other operation and maintenance	167.0	157.4	620.7	590.0
Non-regulated operation and maintenance	6.5	3.3	14.9	11.9
Depreciation and amortization	93.5	85.0	370.9	332.4
Taxes other than income taxes	25.3	24.7	99.6	98.2
	724.0	649.3	2,742.9	2,574.8
Operating income	108.6	101.6	533.9	519.7
Interest expense and other:
Interest expense	45.2	40.9	172.8	156.7
Equity income from unconsolidated investments, net	(11.0)	(10.9)	(43.7)	(41.3)
Allowance for funds used during construction	(9.7)	(7.5)	(30.8)	(21.9)
Interest income and other	1.3	(1.6)	(0.4)	(4.0)
	25.8	20.9	97.9	89.5
Income from continuing operations before income taxes	82.8	80.7	436.0	430.2
Income taxes	13.7	5.6	53.9	89.4
Income from continuing operations, net of tax	69.1	75.1	382.1	340.8
Loss from discontinued operations, net of tax	(1.0)	(2.8)	(5.9)	(5.1)
Net income	68.1	72.3	376.2	335.7
Preferred dividend requirements of subsidiaries	2.6	4.0	17.9	15.9
Net income attributable to Alliant Energy common shareowners	$65.5	$68.3	$358.3	$319.8
Weighted average number of common shares outstanding (basic and diluted)	110.8	110.8	110.8	110.8
Earnings per weighted average common share attributable to Alliant Energy common shareowners (basic and diluted):
Income from continuing operations, net of tax	$0.60	$0.64	$3.29	$2.93
Loss from discontinued operations, net of tax	(0.01)	(0.02)	(0.06)	(0.04)
Net income	$0.59	$0.62	$3.23	$2.89
Amounts attributable to Alliant Energy common shareowners:
Income from continuing operations, net of tax	$66.5	$71.1	$364.2	$324.9
Loss from discontinued operations, net of tax	(1.0)	(2.8)	(5.9)	(5.1)
Net income	$65.5	$68.3	$358.3	$319.8
Dividends declared per common share	$0.47	$0.45	$1.88	$1.80

ALLIANT ENERGY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	December 31,
	2013	2012
	(in millions)
ASSETS:
Property, plant and equipment:
Utility plant, net of accumulated depreciation	$7,147.3	$6,942.3
Utility construction work in progress	677.9	418.8
Other property, plant and equipment, net of accumulated depreciation	501.3	476.9
Current assets:
Cash and cash equivalents	9.8	21.2
Other current assets	1,001.4	973.1
Investments	329.6	319.0
Other assets	1,445.1	1,634.2
Total assets	$11,112.4	$10,785.5
CAPITALIZATION AND LIABILITIES:
Capitalization:
Alliant Energy Corporation common equity	$3,281.4	$3,134.9
Cumulative preferred stock of subsidiaries, net	200.0	205.1
Noncontrolling interest	1.8	1.8
Long-term debt, net (excluding current portion)	2,977.8	3,136.6
Total capitalization	6,461.0	6,478.4
Current liabilities:
Current maturities of long-term debt	358.5	1.5
Commercial paper	279.4	217.5
Other current liabilities	795.4	801.0
Other long-term liabilities and deferred credits	3,218.1	3,287.1
Total capitalization and liabilities	$11,112.4	$10,785.5

ALLIANT ENERGY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Year Ended December 31,
	2013	2012
	(in millions)
Cash flows from operating activities	$731.0	$841.1
Cash flows used for investing activities:
Construction and acquisition expenditures:
Utility business	(731.6)	(1,025.5)
Alliant Energy Corporate Services, Inc. and non-regulated businesses	(66.7)	(132.6)
Other	43.6	2.6
Net cash flows used for investing activities	(754.7)	(1,155.5)
Cash flows from financing activities:
Common stock dividends	(208.3)	(199.3)
Payments to redeem preferred stock	(211.0)	—
Proceeds from issuance of preferred stock of subsidiary	200.0	—
Proceeds from issuance of long-term debt	250.0	385.0
Net change in commercial paper	11.9	164.7
Other	(30.3)	(26.2)
Net cash flows from financing activities	12.3	324.2
Net increase (decrease) in cash and cash equivalents	(11.4)	9.8
Cash and cash equivalents at beginning of period	21.2	11.4
Cash and cash equivalents at end of period	$9.8	$21.2

KEY FINANCIAL STATISTICS

	December 31, 2013	December 31, 2012
Common shares outstanding (000s)	110,944	110,987
Book value per share	$29.58	$28.25
Quarterly common dividend rate per share	$0.47	$0.45

KEY OPERATING STATISTICS

	Quarter Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Utility electric sales (000s of MWh)
Residential	1,944	1,792	7,824	7,679
Commercial	1,624	1,541	6,432	6,352
Industrial	2,940	2,856	11,471	11,555
Retail subtotal	6,508	6,189	25,727	25,586
Sales for resale:
Wholesale	881	795	3,564	3,317
Bulk power and other	94	485	763	1,303
Other	40	40	152	151
Total	7,523	7,509	30,206	30,357
Utility retail electric customers (at December 31)
Residential	847,350	844,388
Commercial	138,520	137,791
Industrial	2,881	2,842
Total	988,751	985,021
Utility gas sold and transported (000s of Dth)
Residential	10,248	8,241	29,916	23,071
Commercial	8,004	5,932	21,892	17,115
Industrial	1,488	1,035	3,803	3,068
Retail subtotal	19,740	15,208	55,611	43,254
Transportation / other	15,382	14,229	60,261	57,532
Total	35,122	29,437	115,872	100,786
Utility retail gas customers (at December 31)
Residential	370,895	368,708
Commercial	45,874	45,684
Industrial	441	456
Total	417,210	414,848

Estimated margin increases (decreases) from net impacts of weather (in millions) -
	Quarter Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Electric margins	$6	($1)	$25	$36
Gas margins	4	(2)	6	(13)
Total weather impact on margins	$10	($3)	$31	$23

	Quarter Ended December 31,			Year Ended December 31,
	2013	2012	Normal (a)	2013	2012	Normal (a)
Cooling degree days (CDDs) (a)
Cedar Rapids, Iowa (IPL)	19	8	11	884	1,052	740
Madison, Wisconsin (WPL)	2	3	7	709	1,070	625
Heating degree days (HDDs) (a)
Cedar Rapids, Iowa (IPL)	2,837	2,481	2,523	7,232	5,901	6,794
Madison, Wisconsin (WPL)	2,828	2,383	2,559	7,627	5,964	7,089

(a) CDDs and HDDs are calculated using a simple average of the high and low temperatures each day compared to a 65 degree base. Normal degree days are calculated using a rolling 20-year average of historical CDDs and HDDs.